Exhibit 11

W.W. Grainger, Inc. and Subsidiaries

COMPUTATIONS OF EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
BASIC:	2007	2006	2007	2006

Weighted average number of shares outstanding	84,130,074	89,342,642	84,057,230	89,490,188

Net earnings	$104,791,000	$ 93,739,000	$206,578,000	$179,972,000

Earnings per share	$ 1.25	$ 1.05	$ 2.46	$ 2.01

DILUTED:

Weighted average number of shares outstanding	84,130,074	89,342,642	84,057,230	89,490,188

Potential Shares:

Shares issuable under outstanding common stock equivalents	8,669,049	9,186,118	8,551,301	9,228,986

Shares which could have been purchased using the anticipated proceeds from common stock equivalents, based on the average market value for the period	(6,172,103)	(6,462,229)	(6,012,009)	(6,477,073)
	2,496,946	2,723,889	2,539,292	2,751,913
Dilutive effect of common stock equivalents prior to being settled	148,134	37,893	172,252	52,462
	2,645,080	2,761,782	2,711,544	2,804,375

Adjusted weighted average number of shares outstanding	86,775,154	92,104,424	86,768,774	92,294,563

Net earnings	$104,791,000	$ 93,739,000	$206,578,000	$179,972,000

Earnings per share	$ 1.21	$ 1.02	$ 2.38	$ 1.95